Exhibit 99.1

FOR IMMEDIATE RELEASE

WESTERN SIZZLIN CORPORATION TO PURCHASE CONTROLLING INTEREST IN MUSTANG CAPITAL ADVISORS

ROANOKE, VA, March 28, 2008 – Western Sizzlin Corporation (NASDAQ: WEST) announced today that it has signed a term sheet to purchase a controlling interest in Houston, Texas-based Mustang Capital Advisors, LP, as well as in its general partner, Mustang Capital Management, LLC.

Mustang Capital Advisors, which is owned by John K. H.  Linnartz, currently manages approximately $55 million. Mustang, through its funds and its managed accounts, currently holds a total of 7.4% of Western’s common stock; however, the funds will distribute the Western stock to their limited partners prior to the closing of the proposed transaction.

Under the proposed transaction, Western will purchase (either directly or through a wholly-owned subsidiary) from Mr. Linnartz a 50.5% limited partnership interest in Mustang Capital Advisors and a 51% membership interest in Mustang Capital Management, which owns a 1% interest in Mustang Capital Advisors as its general partner. The total purchase price for these interests will be $1,173,000, consisting of $300,000 in cash and $873,000 in shares of Western’s common stock.

Sardar Biglari, Chairman of Western, commented, “John will continue to manage Mustang as he has done so successfully in the past. He will make a great partner, and we are delighted to add Mustang as part of the Western companies. Mustang is precisely the kind of business we like to acquire, run by an outstanding manager.”

When asked for comment, John Linnartz, Managing Member of Mustang, stated, “I approached Sardar about this transaction to answer the question ‘What if I get hit by a bus?’ and seriously because, in my opinion, he and Phil Cooley are the closest thing we have in South Texas to Warren Buffett and Charlie Munger.”

The term sheet is subject to a definitive documentation. A complete copy of the signed term sheet will be included as an exhibit to a current report on Form 8-K to be filed by Western with the SEC.

About Western Sizzlin Corporation

Western Sizzlin Corporation is a holding company which owns a number of subsidiaries. Its most important business activity is conducted through Western Sizzlin Franchise Corporation, which franchises and operates 122 restaurants in 19 states. Financial decisions are centralized at the holding company level, and management of operating businesses is decentralized at the business unit level. Western’s prime objective is to maximize its intrinsic business value per share over the long term.  In fulfilling this objective, Western will engage in a number of diverse business activities to achieve above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders.

Forward Looking Statements

This news release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements concerning anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

Contact:

Robyn B. Mabe, Chief Financial Officer
Western Sizzlin Corporation
(540) 345-3195